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                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement"), entered into as of the __ day of January, 2001, is by and among QK HEALTHCARE, INC., a Delaware corporation (the "Company"), and MICHAEL SOSNOWIK (the "Executive").

                              W I T N E S S E T H :

         WHEREAS, the Company desires to employ the Executive as President of the Company under the terms and conditions specified herein, and the Executive desires to be so employed by the Company.

         NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the parties do hereby agree as follows:

         1. EMPLOYMENT AND DUTIES.

         (a) Effective as of the effective date of the Company's initial public offering and through the four year period ending on the fourth annual anniversary of such effective date, the Company hereby agrees to employ the Executive as President of the Company. The Executive shall be a member of the Board of Directors of the Company upon the effective date of the Company's initial public offering and shall be a Director for at least three fiscal years including the fiscal year that the Company's initial public offering becomes effective even if it is not a full year. The Executive shall have the responsibilities, duties and authority reasonably accorded to and expected of such position. All employees of the Company, except the Chief Executive Officer, shall report to the Executive directly or indirectly (i.e., through other employees who report to the Executive directly) (collectively, the "Employees"). The Executive or the Employees shall be responsible for personnel decisions regarding employees who are not officers of the Company, including hiring, firing and disciplinary decisions. The Executive or the Employees shall also be responsible for the purchase and sales operations of the Company. The Executive will report directly to the Board of Directors of the Company and carry out its lawful directives.

         (b) The Executive hereby agrees to accept the employment, responsibilities and duties described in subparagraph (a) above upon the terms and conditions herein contained. The Executive agrees to devote substantially all of his business and productive time, skill, attention and efforts to promote and further the business of the Company. In all aspects of his employment, the Executive shall faithfully adhere to, execute and fulfill all directives, policies and standards established by the Company. The Executive shall not, during the term of the Executive's employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with the Executive's duties and responsibilities hereunder.

         2. COMPENSATION AND BENEFITS. For all services rendered by the Executive, the Company shall compensate the Executive as follows:
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         (a) BASE SALARY. The Company shall pay to the Executive base salary at the rate of not less than $750,000 per annum. Base salary shall be paid in accordance with the Company's standard payroll procedures for senior executives. Base salary may be increased (but not reduced) by the Compensation Committee of the Board of Directors from time to time.

         (b) ANNUAL BONUSES. The Executive shall be eligible to participate in the Management Compensation Incentive Plan. His participation shall be governed by the terms and conditions of the Management Compensation Incentive Plan.

         (c) RETENTION BONUSES. Within ten (10) days of the second annual anniversary of the effective date of the Company's initial public offering, the Executive shall receive a lump sum payment of $750,000, provided that as of the second anniversary of the effective date of the Company's initial public offering his employment has not been terminated by him without Good Reason, by the Company for Cause or due to his death or Disability (as defined below). Within ten (10) days of the fourth annual anniversary of the effective date of the Company's initial public offering, the Executive shall receive a lump sum payment of $750,000, provided that as of the second anniversary of the effective date of the Company's initial public offering his employment has not been terminated by him without Good Reason, by the Company for Cause or due to his death or Disability (as defined below).

         (d) STOCK OPTIONS. Upon execution of this Agreement by the Executive and the Company, the Executive shall receive an instrument, mutually agreed to by the Company and the Executive, (the "Instrument") that, upon the effective date of the Company's initial public offering, shall immediately convert to the following stock option awards by the Company to the Executive a non-qualified stock option to purchase 1,300,000 shares of the common stock of the Company, $.001 par value (the "Common Stock") at an exercise price equal to the initial offering price of the Company's Common Stock being offered in the initial public offering (the "IPO Price") less $5.00 per share. Executive's interest in the Instrument shall vest upon execution of this Agreement by the Executive and the Company. The Executive shall also be awarded non-qualified stock options to purchase 100,000 shares of Common Stock annually commencing on the first anniversary of the effective date of the Company's initial public offering during the Term of this Agreement (as defined below), at an exercise price equal to the then fair market price of the Common Stock. The options shall have a term of 10 years except as otherwise provided in the stock option agreements and will be immediately exercisable. The shares issued upon exercise will be subject to restrictions on resale. The options shall be embodied in written option agreements between the Company and the Executive in the forms attached hereto as Exhibit A, the terms of which shall be conclusive and binding.

         (e) WELFARE AND RETIREMENT BENEFITS. During the term of the Executive's employment with the Company, the Executive shall participate in such employee benefit plans, including but not limited to 401(k), and health insurance plans, as the Company makes available generally to the most senior executives of the Company. In addition to participation in such plans, the Executive will be entitled to participate in a group long term disability plan, at the Company's expense.

         (f) BUSINESS EXPENSES. During the term of this Agreement, the Company will reimburse the Executive in a manner consistent with Company practice for its most senior

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executives for any reasonable travel and out-of-pocket expenses actually incurred by the Executive in connection with his employment hereunder. The Company's agreement under this subparagraph (e) is subject to the Executive's substantiation and reporting of such expenses in accordance with Company policy and federal and state income tax laws.

         (g) OTHER EXPENSES. During the term of this Agreement, the Company will reimburse the Executive in a manner consistent with Company practice for any reasonable expenses incurred for personal financial planning and income tax preparation services, provided that such services are provided by the public accounting firm retained by the Company.

         (h) VACATION. The Executive shall be entitled to six (6) weeks vacation per annum.

         3. NON-COMPETITION AGREEMENT.

         (a) The Executive shall not, during the period of the Executive's employment by or with the Company, and for a period of one (1) year immediately following the termination of the Executive's employment under this Agreement (i) by the Company with Cause (as hereinafter defined) or (ii) by the Executive without Good Reason (as hereinafter defined), directly or indirectly, for the Executive or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

                           (i) engage, as an officer, director, stockholder,
                  owner, partner, joint venturer, or in a managerial, consulting or advisory capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business which offers any services or products in direct competition with the Company within the United States of America ("USA");

                           (ii) call upon any person who is, at that time,
                  within the USA, an employee of the Company in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company;

                           (iii) call upon any person or entity which is, at
                  this time, or which has been, within one (1) year prior to that time, a client of the Company within the USA for the purpose of soliciting or selling products or services in direct competition with the Company within the USA;

                           (iv) call upon any prospective acquisition candidate,
                  on the Executive's own behalf or on behalf of any competitor, which candidate was, to the Executive's actual knowledge after due inquiry, either called upon by the Company or for which the Company made an acquisition analysis, for the purpose of acquiring such entity; or

                           (v) induce or attempt to induce any person known by
                  the Executive to be a customer, supplier, or business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between the Company and any person known by the Executive to be a customer, supplier, licensee or business relation of the Company.


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         Notwithstanding the above, the foregoing covenants shall not be deemed to prohibit the Executive from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

         (b) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which the Company would have no other adequate remedy, the Executive agrees that the foregoing covenants may be enforced by the Company in the event of breach by the Executive, by injunctions and restraining orders.

         (c) The covenants in this Paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

         (d) The Executive acknowledges that the covenants in this Paragraph 3:
(i) are agreed to by the Executive as an inducement for and in consideration of the Company's entering into this Agreement; and (ii) contain limitations as to time, geographic area and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Company.

         (e) The Executive agrees that all of the covenants in this Paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, that the Company shall be the beneficiary of and have the right to enforce such covenants, and that the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of one year (1) year following termination of the Executive's employment stated at beginning of this paragraph 3, during which the agreements and covenants of the Executive made in this Paragraph 3 shall be effective, shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Paragraph 3.

         4. TERM AND TERMINATION.

         (a) TERM. The Executive's employment pursuant to this Agreement shall begin on the effective date of the Company's initial public offering, and shall terminate on the fourth anniversary of such effective date. This Agreement may be extended only by a further written agreement between the parties. Notwithstanding the foregoing; either party may terminate this Agreement as described below.

         (b) TERMINATION BY THE EXECUTIVE. The Executive may terminate this Agreement at any time during the Term, with or without Good Reason. For purposes of this Agreement, "Good Reason" means (i) the Executive is required to relocate his principal office from its current location in Ronkonkoma, New York, to an office a driving distance of 100 or more miles

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away from the Executive's present home; (ii) the Company removes the Executive from his position as President of the Company without Cause (as defined in paragraph 4(c) below); (iii) the Executive ceases without Cause (as defined in paragraph 4(c) below) to be a member of the Board of Directors of the Company for the first three fiscal years after the Company's initial public offering becomes effective, including the fiscal year during which the Company's initial public offering becomes effective, even if that year is not a full year, except if the Executive removes himself from the Board of Directors; (iv) the Executive is required to perform duties materially inconsistent with the duties normally performed by a president of a company of similar size or the duties or responsibilities of the Executive as set forth herein are materially reduced by the Company, except that if the Executive's duties or responsibilities are materially reduced because the Executive has substantially failed to perform such duties or responsibilities and the non-employee members of the Board of Directors of the Company who are not members of the Nussdorf family determine unanimously that the Executive has substantially failed to perform such duties or responsibilities; (v) the Company fails to adhere in a substantial manner to any of its covenants herein provided that such failure has a materially adverse effect on the Executive; or (vi) the Company fails to provide the Executive with compensation and/or benefits at the levels required herein. A termination by the Executive for Good Reason shall not be effective unless and until the Executive provides the Company with thirty (30) days advance written notice of his intent to terminate his employment for Good Reason and the reason therefore and such reason remains uncured for thirty (30) days after notice is given to the Company, unless such reason is not capable of cure.

         (c) TERMINATION BY THE COMPANY. The Company may terminate this Agreement with or without Cause (as defined below) by providing the Executive at least five (5) business days advance written notice. For purposes of this Agreement, "Cause" means (1) the Executive's material breach of this Agreement that has a material adverse effect on the Company, (2) the Executive's willful malfeasance in the performance of any of his duties and responsibilities hereunder if such malfeasance does or would in the future materially adversely effect the Company; (3) the Executive's fraud with respect to the business affairs of the Company or willful dishonesty, provided that such dishonesty materially adversely effects the Company, (4) the Executive's conviction of a felony crime; or (5) chronic alcohol abuse or illegal drug abuse by the Executive, provided that such abuse renders the Executive incapable of performing the essential duties of his position, with or without reasonable accommodation. A termination by the by the Company for Cause shall not be effective unless and until the Company provides the Executive with thirty (30) days advance written notice of its intent to terminate the Executive's employment for Cause and the cause therefore and such cause remains uncured for thirty (30) days after notice is given to the Company, unless such cause is not capable of cure.

         5. SEVERANCE PAYMENT

         (a) WITHOUT CAUSE AND GOOD REASON TERMINATION. If during the Term, the Company terminates this Agreement without Cause or the Executive terminates this Agreement with Good Reason, the Executive shall be entitled to receive all compensation and benefits he would have received had such termination not occurred. The annual bonus payable to the Executive upon his termination by the Company without Cause or by the Executive with Good Reason, shall be the greater of (i) the amount of the Executive's bonus in the year prior to the

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termination and (ii) the bonus that would have been payable to him had he remained in the employ of the Company. In addition, any unvested stock options held by the Executive at the time of his termination by the Company without Cause or by him with Good Reason, shall immediately vest.

         (b) FOR CAUSE TERMINATION OR TERMINATION BY THE EXECUTIVE WITHOUT GOOD REASON. If during the Term, the Company terminates this Agreement with Cause or the Executive terminates this Agreement without Good Reason, the Executive shall be entitled to receive base salary accrued through the date of termination.

         (c) DEATH OR DISABILITY. If during the Term, this Agreement is terminated due to the Executive's death or Disability (as defined below), the Executive, or his designated beneficiary(ies), shall be entitled to receive (i) base salary through the end of the calendar year in which such termination occurs, (ii) a pro rata share of his bonus for the year of termination, and
(iii) immediate vesting of all unvested stock options. A "Disability" is a mental or physical condition that renders the Executive unable to perform the essential duties of his position with or without reasonable accommodation for more than six (6) consecutive months.

         (d) TIMING OF PAYMENTS. Any payments made to the Executive pursuant to paragraphs 5(a), (b) or (c) above shall be made when they would otherwise have been due, unless the parties hereto agree that such payments, or any portion thereof, shall be made at an earlier time or at earlier times.

         (e) NON-RENEWAL. If at the end of the Term, the Company does not offer to renew this Agreement on terms at least as favorable as those in the final year of the Executive's employment, the Executive shall be entitled to receive a lump sum payment in the amount of one year's base salary.

         (f) POST-EMPLOYMENT DISPUTES. If upon the termination of the Executive's employment, a dispute arises between the Executive and the Company concerning whether the Executive's employment was terminated by the Company for Cause or whether the Executive terminated his employment for Good Reason, the Company shall continue to pay the Executive his Base Salary until such dispute is fully and finally resolved ("Salary Continuation Payments"). If such dispute is resolved in an arbitration proceeding against the Executive, the Executive shall promptly return the payments made pursuant to this paragraph 5(e) to the Company. The Company may, in its discretion, place the Salary Continuation Payments in an interest bearing escrow account to be distributed to the Executive, if he prevails in the arbitration proceeding, or to the Company, if it prevails in the arbitration proceeding, or as subsequently agreed by the parties hereto, upon resolution of the dispute if the dispute is resolved prior to the issuance of an arbitration award.

         (g) NO MITIGATION. The Executive shall have no duty to mitigate any amounts payable or benefits provided under this Agreement.

         6. RETURN OF COMPANY PROPERTY. All records, files, business plans, financial statements, manuals, memoranda, lists, designs, patents, and other property delivered to or compiled by the Executive by or on behalf of the Company or any of its representatives, vendors

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or clients which pertain to the business of the Company shall be and remain the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which is collected by the Executive shall be delivered promptly to the Company without request by it upon termination of the Executive's employment.

         7. INVENTIONS AND WORKS. The Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, and any and all works of authorship (including computer software), whether copyrightable or not, which are conceived or made by the Executive, solely or jointly with another, during the period of employment or within six (6) months thereafter and which are directly related to the business or activities of Company and which the Executive conceives as a result of the Executive's employment by the Company. The Executive hereby assigns and agrees to assign all the Executive's interests therein to the Company or its nominee. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain copyright registration or Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

         8. TRADE SECRET, PROPRIETARY AND CONFIDENTIAL INFORMATION. The Executive acknowledges and agrees that during the course of the Executive's employment with the Company, the Executive may learn about, develop or be entrusted with Trade Secret, Proprietary and Confidential Information. The Company has in the past and will in the future use reasonable efforts to keep secret the Trade Secret, Proprietary and Confidential Information. The Executive expressly acknowledges and agrees that unless the Trade Secret, Proprietary and Confidential Information becomes publicly known through legitimate means not involving an act or omission by the Executive: (i) the Trade Secret, Proprietary and Confidential Information is, and at all times shall remain, the sole and exclusive property of the Company; (ii) the Executive shall use the utmost diligence to guard and protect the Trade Secret, Proprietary and Confidential Information from disclosure to any other person or entity except in the scope of the discharge of his duties to the Company; (iii) the Executive shall not use for his own benefit, or for the benefit of any other person or entity other than the Company, and shall not disclose, directly or indirectly, to any other person or entity, any of the Trade Secret, Proprietary and Confidential Information except in the scope of the discharge of his duties to the Company; and (iv) except in the scope of the discharge of his duties to the Company, the Executive shall not seek or accept any of the Trade Secret, Proprietary and Confidential Information from any former, present, or future employee of the Company.

         For purposes of this Agreement, "Trade Secret, Proprietary or Confidential Information" means any and all confidential, trade secret and/or proprietary information of the Company or its clients, including without limitation financial information, projected budgets, marketing strategies, past performances, client lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, flowcharts, software programs, data, systems, techniques, business acquisition plans, inventions and research projects and other business affairs or any other documents or materials, whether or not reduced to tangible form, pertaining to the business of Company.


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         9. CHANGE OF CONTROL.


                  (a) If during the Term, a "Change of Control" occurs as defined in Section 9(b), and the Executive's employment is terminated (by the Company or by him) in connection therewith, the Executive shall be entitled to receive such compensation as would be due to him as a result of a termination of the Agreement by him with Good Reason.

                  (b) For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if: (1) any Person or Group becomes the Beneficial Owner, directly or indirectly, of securities representing a majority of the combined voting power of the Company's then outstanding securities generally entitled to vote for the election of directors (capitalized terms not otherwise defined herein are used as defined under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder); or
(2) as a result of a cash tender offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of the Company or of any successor to the Company. Notwithstanding the above, no "Change of Control" shall be deemed to have occurred if the change results from a transfer of securities to a member or members of the Nussdorf family.

         10. INDEMNIFICATION. During and after the Executive's employment by the Company, the Company shall indemnify, defend and hold harmless the Executive from and against any claims, losses, liabilities, damages, fines, penalties, costs and expenses (including, without limitation, interest that may be imposed in connection therewith, expenses of investigation, and reasonable fees and disbursements of counsel and other professionals) arising out of or in connection with the business and affairs of the Company for acts and/or omissions during the Executive's employment to the fullest extent permitted by law. This indemnification provision shall not be construed to apply to any claims against the Executive arising from this Agreement.

         11. COMPLETE AGREEMENT. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and the Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified or extended except by a further writing signed by a duly authorized officer of the Company and the Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

         12. NOTICE. Whenever notice is required hereunder, it shall be given in writing and addressed to the Company at the main business office, and to the Executive at the address reflected in the payroll records of the Company.

         13. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the State of New York.


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         14. ARBITRATION. Except where equitable relief is sought, any dispute, controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a single arbitrator in New York, New York. The arbitrator's award shall be final and binding upon both parties, and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States or country or application may be made to such court for a judicial acceptance of the award and an enforcement as the law of such jurisdiction may require or allow. Each party shall pay its own costs of arbitration, including attorney's fees.

         15. TAX GROSS-UP. In the event that any payment made to the Executive pursuant to this Agreement becomes subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code"), the Company will pay to the Executive the amount of such excise taxes plus all federal, state and local taxes applicable to the Company's payment of such excise taxes including any additional excise taxes due under Section 4999 of the Code with respect to payments made pursuant to this Agreement.

         The determination of amounts required to be paid under this Agreement shall be made by an independent auditor selected and paid by the Company. Such independent auditor shall be a nationally recognized United States public accounting firm, which may be the independent accounting firm used by the Company to audit its financial statements.

         16. ATTORNEYS' FEES. Upon demand by the Executive, the Company shall pay to the Executive reasonable attorneys' fees incurred by the Executive in connection with this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                               QK HEALTHCARE, INC.

                               By:
                                  ----------------------------
                               Title:
                                     -------------------------



                               MICHAEL SOSNOWIK

                               -------------------------------
                               Michael Sosnowik



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